Exhibit 16

(Arthur Andersen LLP Letterhead)

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 17, 2002

Dear Sir / Madam:

We have read paragraphs (a)(i) through (a)(v) of Item 4 included in the Form 8-K dated June 17, 2002, of Metro-Goldwyn-Mayer Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

By:	/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

copy to:  Mr. Daniel J. Taylor
                Senior Executive Vice President and
                Chief Financial Officer
                Metro-Goldwyn-Mayer Inc.